Exhibit 10.22

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL

TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS

BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE

TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

COKE PURCHASE AGREEMENT

By and Between

HAVERHILL NORTH COKE COMPANY,

And

ISG CLEVELAND INC., ISG INDIANA HARBOR INC., AND

ISG SPARROWS POINT INC.

DATED OCTOBER 28, 2003

COKE PURCHASE AGREEMENT

THIS COKE PURCHASE AGREEMENT dated as of October 28, 2003, is made by and between Haverhill North Coke Company, a Delaware corporation (“Seller”), on the one hand, and ISG Cleveland Inc., a Delaware corporation, ISG Indiana Harbor, Inc., a Delaware corporation, and ISG Sparrows Point, Inc., on the other (each, a “Purchaser” and, collectively, the “Purchasers”).

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS; BASIC OBLIGATIONS OF THE PARTIES

Section 1.1 Definitions. The definitions of certain capitalized terms used in this Agreement are contained in the attached Appendix A.

Section 1.2 Basic Obligations of the Parties. Subject to the terms and conditions of this Agreement:

(a) Following the Commencement of Coke Production at the Coke Plant and continuing until the Full Production Date, Seller shall, subject to the terms, conditions and requirements of this Agreement, sell to Purchasers, and Purchasers shall accept and pay for, all Coke produced from ovens at the Coke Plant for the Contract Price,

(b) Commencing on the Full Production Date and throughout the Take or Pay Term, Seller shall, subject to the terms, conditions and requirements of this Agreement, sell to each Purchaser, and each Purchaser shall accept from Seller on a take or pay basis, Coke in accordance with the Coke Supply and Purchase Obligation applicable to such Purchaser for the Contract Price.

(c) Following the Take or Pay Term and throughout the Requirements Term, Seller shall, subject to the terms, conditions and requirements of this Agreement, sell to each Purchaser, and each Purchaser shall accept from Seller, Coke in accordance with such Purchaser’s Requirements for the Contract Price.

Section 1.3 Seller’s Notice. Within three (3) business days of commencement of construction of the Coke Plant, Seller shall provide Purchasers Written notice of same. Thereafter, Seller shall provide Purchasers with Written progress reports not less than once per quarter until the construction of the Coke Plant is completed and Commencement of Coke Production has been achieved. Furthermore, Seller will provide Purchasers with at least five (5) months advance Written notice regarding the date on which initial production of Coke at the Coke Plant is estimated to commence.

ARTICLE II

TERM

Section 2.1 This Agreement shall become effective as of the date of execution hereof and, subject to earlier termination in accordance with this Agreement, shall continue in effect until the conclusion of the Requirements Term.

Section 2.2 Take or Pay Term. The Take or Pay Term of this Agreement shall commence as of the Full Production Date and subject to earlier termination in accordance with this Agreement, shall continue in effect until the last day of the month immediately following the date which is seven (7) years from the Full Production Date.

Section 2.3 Requirements Term. The Requirements Term of this Agreement shall commence immediately following the conclusion of the Take or Pay Term and, subject to earlier termination in accordance with this Agreement, shall continue in effect until the last day of the month immediately following the date which is eight (8) years thereafter.

ARTICLE III

CONTRACT PRICE AND PAYMENT TERMS

Section 3.1 Contract Price. The Contract Price is an amount equal to the sum of (i) the Fixed Cost per Ton of Coke, (ii) the Variable Cost per Ton of Coke, (iii) the Coal Cost per Ton of Coke, (iv) applicable Transportation Costs; and (v) applicable Taxes.

Section 3.2 Determination of Coke Tonnage. All Coke Tonnage shall be weighed by certified scales of Norfolk Southern Railway Company and its subsidiary railroads (“Norfolk Southern”). Provided, however, if for any reason weights for the entirety or any portion of any Coke shipment are not made available by Norfolk Southern to Seller, then the weight of such Coke shipment or, as applicable, portion thereof shall be reasonably determined in accordance with relevant scale data provided by Norfolk Southern to Seller in connection with prior Coke shipments. All Coke Tonnage shall be adjusted to the required moisture content in accordance with the following formula:

Tons Sold =

                                     *****

The actual moisture percentage content of Coke shall be determined in accordance with Section 5.1.

Section 3.3 Fixed Cost per Ton of Coke. The Fixed Cost per Ton of Coke is $*****

Section 3.4 Variable Cost per Ton of Coke. The Variable Cost per Ton of Coke is $*****from the Commencement of Coke Production at the Coke Plant through the first Contract Year. Thereafter, the Variable Cost per Ton of Coke is subject to increase or decrease annually on the anniversary date of Commencement of Coke Production at the Coke Plant based upon the Variable Cost Index.

Section 3.5 Coal Cost Per Ton of Coke.

(a) The Coal Cost per Ton of Coke is: (i) the actual monthly weighted average Coal Costs divided by (ii) the product of: (x) the Moisture Adjusted Coal Blend Tonnage charged to the coke ovens at the Coke Plant set forth in each applicable invoice, taking into account Coal Handling Losses, and (y) the Guaranteed Coke Yield Percentage.

The Moisture Adjusted Coal Blend Tonnage shall be the weighted average thereof for each applicable calendar month, and shall account for Coal Blend moisture on a fixed ***** basis to be determined in accordance with the following formula:

Moisture Adjusted Coal Blend Tonnage = *****

Such actual moisture shall be determined based on sampling of the actual Coal Blend Tonnage immediately prior to coking thereof, and the testing and analysis on a composite basis, all of which shall be performed in accordance with ASTM Standards.

The Coal Handling Losses shall be fixed at *****%, and shall be accounted in accordance with the following formula:

*****

(b) Seller’s static scale shall weigh Coal Blend Tonnages immediately prior to coking. Such scale shall have an accuracy of not less than plus or minus (+/-) one quarter of one percent (0.25%), and shall be calibrated in accordance with the manufacturer’s instructions at Seller’s sole cost and expense. Absent Manifest Error, such weight determinations shall be conclusive and binding on the Parties.

(c) The Guaranteed Coke Yield Percentage is determined in accordance with the following formula:

Blast furnace coke “dry” yield equals 100% less the sum of *****

Seller will re-determine the Guaranteed Coke Yield Percentage whenever the Coal Committee directs Seller to change any of the coals included in any Coal Blend, such that the proportionate share of such coals within such Coal Blend is increased or decreased by ***** or more.

Section 3.6 Transportation Costs. The Transportation Costs include the actual costs incurred by Seller to transport Coke to each respective Delivery Point, namely (i) costs and charges payable by Seller to Norfolk Southern or, as applicable, other railroad carriers, in accordance with the transportation agreements between them; (ii) demurrage charges actually incurred by Seller in connection with delays caused by any of the Purchasers in the placement or unloading of Coke at, any Delivery Point; and (iii) the actual costs of freeze conditioning agents that are applied to Coke shipments during periods of cold weather at the express, written request of any of the Purchasers, provided, however, that during the Requirements Term, Purchasers shall not be liable for any “Deficit Charges” imposed by Norfolk Southern in accordance with such transportation agreements where such Deficit Charges arise from Seller’s failure to meet the Volume Commitment, to the extent such Volume Commitment exceeds Purchasers

Requirements. Such transportation agreements shall be subject to Written approval by Purchasers prior to the execution thereof by Seller.

Section 3.7 Taxes. Taxes related to Coke and Third Party Supplied Coke shall be paid by Purchasers.

Section 3.8 Inventories. Coal inventory will be accounted for on a first-in, first-out basis in accordance with GAAP.

Section 3.9 Terms of Payment/Invoicing.

(a) Subject to Section 7.3, promptly following the delivery to Norfolk Southern of each Coke shipment, Seller shall deliver by facsimile transfer or electronic mail, or by such other method agreed upon by the Parties in Writing, a provisional invoice for each such shipment to the Purchaser to which such shipment is delivered. The provisionally invoiced amount shall be (i) the product of *****.

(b) Properly invoiced amounts under this Agreement shall become due and payable in immediately available federally insured wired funds fifteen (15) calendar days after Purchaser’s receipt of the provisional invoice; provided, however, that in the event of a conflict between the provisional invoice and the confirming manifest, the confirming manifest shall govern amounts due. Such payment obligation shall not be subject to any right of set off. The Purchaser may withhold payment of any invoice until such time as the applicable Coke shipment has been delivered or Constructively Placed for delivery at the Delivery Point. Purchasers shall be jointly and severally liable for the payment of invoices. Any late payment shall accrue interest at the Interest Rate from the date such amount becomes due through (but excluding) the date such payment is made.

(c) Revisions to the provisional invoice will be made on a monthly final invoice delivered to each Purchaser to reflect actual adjustments to the Coal Costs for Coke delivered to such Purchaser during the preceding month and, as applicable any amounts payable in accordance with Section 5.1(d). That invoice will be submitted to each Purchaser within fifteen (15) calendar days following the end of each applicable calendar month. The final invoice shall incorporate, as applicable, credits due to such Purchaser or any additional amounts due from such Purchaser. In the case of any credits, such credits will be deducted, on a pro rata basis, from the next succeeding invoice(s) submitted to such Purchaser.

Section 3.10 By-Products; Option to Purchase Breeze. Seller shall retain all By-Products for its own account, and Seller shall retain all proceeds from the sale or other disposition of By-Products. Provided, however, during each complete calendar year transpiring during the Term, each Purchaser may, at its option, purchase Breeze for the market price therefore FOB the Coke Plant in effect as of the date such Purchaser exercises that option. In order to exercise that option, a Purchaser must notify Seller, in Writing, of its exercise thereof at least one hundred eighty (180) calendar days prior to the commencement of the applicable calendar year.

Section 3.11 Section 29 and Similar Credits. If any Coke qualifies for a non-conventional fuels tax credit under Section 29 of the Internal Revenue Code of 1986, as amended, or any similar or successor provision (“Section 29 Credits”), then the Contract Price shall be reduced (as such Section 29 Credits are earned) by an amount equal to ***** of the net economic value realized by Seller from such Section 29 Credits, if and when the transactions which cause Seller to realize and monetize such Section 29 Credits are finalized. If such Section 29 Credits become available, then the parties will negotiate in good faith an addendum to this Agreement to implement such *****% discount. Subject to the foregoing, in the event that any new program providing for credits, rebates or similar economic benefits are enacted or authorized by any Governmental Authority subsequent to December 31, 2003 for which the Coke is eligible (“New Governmental Credits”), Seller and Purchasers shall share in such New Governmental Credits pursuant to a formula to be negotiated in good faith by the Parties at such time as the New Governmental Credits become available.

Section 3.12 Audit Rights. Purchasers shall have the right during normal working hours of Seller, to review and inspect such books and records of Seller and its Affiliates as Purchasers deem reasonably necessary to verify any amounts payable by Purchasers under this Agreement Purchasers shall provide Seller with at least two (2) business days Written notice prior to their commencement of any such review and inspection. Such review and inspection shall take place at the place in which such books and records are customarily maintained.

ARTICLE IV

THE COAL COMMITTEE AND COAL BLEND SELECTION

Section 4.1 Authority. The Coal Committee shall select, by majority vote, Coal Blends that conform to the Coal Blend Standards, and may make recommendations to Seller regarding Seller’s acquisition of coals and related testing, blending, handling and delivery procedures. A single representative of Purchasers shall be the chairman of the Coal Committee. Purchasers shall be entitled, on a collective basis, to exercise one vote, and Seller shall be entitled to one vote with respect to Coal Committee matters. Meetings of the Coal Committee shall be scheduled at intervals and at locations to be mutually agreed upon by the Parties.

Section 4.2 Selection of Coal Blends.

(a) The Coal Committee shall select the initial Coal Blend at least three months prior to the Commencement of Coke Production at the Coke Plant. Thereafter, on an annual basis, Seller will perform analysis and testing with respect to Coal Blends recommended by the Coal Committee for the purpose of selecting the Coal Blend for the succeeding (approximate) twelve-month period.

(b) Coal Committee Disputes.

(i) Coal Committee disputes are to be resolved by a third party consultant (the “Third Party Consultant”), within seven (7) days of a Party giving Written notice to the other Party requesting referral of an issue to a Third Party Consultant. The selection of such Third Party Consultant shall be made from a list to be approved by the Coal Committee prior to its selection of the initial Coal Blend. The Coal Committee may, in it sole discretion, supplement or otherwise modify that list from time to time. The Third

Party Consultant shall be designated from such list not later than the third (3rd) Business Day following the expiration of the seven (7) day notice period. Within two (2) Business Days of the effectiveness of the designation of a Third Party Consultant, each of the Parties shall submit to the Third Party Consultant a notice (a “Position Notice”) setting forth in detail such Party’s position in respect of the issues in dispute. Such Position Notice shall include supporting documentation, if appropriate.

(ii) The Third Party Consultant shall issue its decision as promptly as reasonably possible, but in any event within ten (10) Business Days of the date on which both Position Notices are submitted. In resolving a dispute, the Third Party Consultant shall consider all facts and circumstances it deems reasonable given the nature of the dispute. The decision of the Third Party Consultant shall be final.

(iii) The list of Third Party Consultants and consultants shall contain qualified consultants with experience in the design, operation and maintenance of coke batteries and coal testing, analysis, processing, shipping and carbonization. A Party may at any time remove. a particular ‘Consultant or consultant from the list by obtaining the other Party’s reasonable consent to such removal. However, neither Party may remove a name or names from the list if such removal would leave the list without at least three (3) names. During January of each year, the Parties shall review the current list of Third Party Consultants and give notice to the other of any proposed additions to the list and any intended deletions. Proposed additions or deletions shall become effective thirty (30) days after notice is received by the other Party unless written objection is made by such other Party within such thirty (30) days.

Section 4.3 Seller’s Responsibilities. Seller shall develop good faith estimates of Coal Costs for each Coal Blend evaluated by the Coal Committee, including such costs on a per Ton of Coke basis. Seller shall exercise reasonable commercial efforts to purchase Coal Blends selected by the Coal Committee at the market price for the Coals constituting such Coal Blends, to cause each actual Coal Blend used in the production of Coke to conform to the selected Coal Blend, and to implement the recommendations of the Coal Committee. Unless otherwise authorized in Writing by the Coal Committee, Seller shall not purchase Coal from an Affiliate of Seller, and Coal purchase agreements shall have a term not less than one (1) year each, Seller shall retain the responsibility and authority for daily operating matters involving the Coal Blends and compliance with the Guaranteed Quality Standards, without any requirement to consult with or obtain the approval of the Coal Committee.

Section 4.4 Sampling and Testing. Prior to purchasing any of the Coals comprising any Coal Blend selected by the Coal Committee (except for purchases made for the purpose of sampling and testing thereof), sampling and testing of all such Coals shall be performed in a manner reasonably acceptable to the Parties, and each Party shall be provided with a reasonable opportunity to review and, if appropriate, object to such test results. Such sampling and testing shall include the collection of representative samples of meaningful quantities of each potential Coal to be prepared and tested in a laboratory approved by the Coal Committee for moisture, ash, sulfur, volatile matter, PSI (free swelling index), oxidation (via petrographic techniques and US Steel method), ash mineral analysis (including P205, Na20, K20 and chlorine) and other parameters as agreed to from time to time. The Seller and Purchasers will use their best commercial efforts to have the cost of such analysis be to the account of the potential Coal supplier(s). Seller shall arrange for similar sampling and testing to be carried out with respect to Coals actually purchased by Seller for the production of coke and each Party shall be provided a reasonable opportunity to review and, if appropriate, object to such test results. Upon the reasonable request of Purchasers, Seller shall process blends of Coals for trial purposes at the Plant.

Section 4.5 Good Faith Review. If Seller determines that any selected Coal Blend will not conform to the Coal Blend Standards, then it shall promptly notify the chairman of the Coal Committee in Writing of that opinion, and shall provide evidence in support of that opinion that is reasonably satisfactory to Purchasers. Should the Coal Committee not promptly select a new Coal Blend following such notification by Seller, then the Coal Committee shall appoint, as soon as reasonably possible, a qualified independent laboratory to sample and test the Coals constituting the Coal Blend to determine whether the Coal Blend will conform to the Coal Blend Standards The cost of such independent laboratory and testing procedures shall be borne equally by the Parties. Such sampling and testing shall be performed in accordance with ASTM Standards. If, following such sampling and testing, Seller reasonably determines that the Coal Blend will not conform to the Coal Blend Standards, and promptly provides Written notice of such determination to the chairman of the Coal Committee, then the Coal Committee shall select another Coal Blend that complies with the Coal Blend Standards. The Parties shall cooperate in good faith to efficiently implement each changeover of the Coal Blend.

Section 4.6 Unsuitability of Selected Coal Blend. If the Coal Blend selected by the Coal Committee does not in practice conform to the Coal Blend Standards, or if sufficient quantities thereof become unavailable, then Seller shall promptly inform Purchasers in Writing of such nonconformity or unavailability and the Coal Committee shall thereafter select, as soon as reasonably possible, a new Coal Blend that conforms to the Coal Blend Standards. If, pending selection of any such Coal Blend by the Coal Committee, the use by Seller of the Coal Blend originally selected by the Coal Committee materially affects the Coke Plant or Seller’s ability to comply with its obligations under this Agreement, then, pending Coal Committee selection of a new Coal Blend, Seller shall have the authority to direct the Coal Committee to utilize another Coal Blend that incorporates the Coals at the Coke Plant or Coals that are otherwise reasonably available to Seller and which, in Sellers’ reasonable judgment, meets or reasonably approximates the Coal Blend Standards.

ARTICLE V

GUARANTEED QUALITY STANDARDS; WARRANTY OF GOOD TITLE

Section 5.1 Coke Sampling, Testing and Analysis.

(a) Subject to Section 5.1(d), one (1) representative Coke sample increment will be taken from the loading belt during the loading of each railcar. Each such increment will be a complete cross section cut as taken from the loading belt by the mechanical sampling system. All such samples shall be stored in an open container situated within a controlled, indoor environment prior to the testing and analysis thereof as required in Section 5.1(c). Seller shall retain splits of such Coke samples for not less than thirty (30) calendar days. Upon reasonable notice to Seller, each Purchaser shall be entitled to be present during the sampling, preparation, analysis, and loading of Coke shipments.

(b) Coke samples will be prepared on a daily basis by an independent laboratory in accordance with ASTM Standards, or alternative procedures approved in Writing by Seller and Purchasers.

(c) Moisture, sulfur, ash, volatile matter and stability will be tested and analyzed on a daily basis, and the results thereof shall be arithmetically averaged, on a shipment basis, to determine conformity with the Guaranteed Quality Standards applicable thereto. Size will be tested and analyzed based upon composite sampling of two (2) consecutive shipments, and the results thereof shall determine conformity with the Guaranteed Quality Standards applicable thereto. CSR and ash mineral analysis shall be determined based upon testing and analysis of monthly composite samples. Such testing and analysis shall be performed in accordance with ASTM Standards or other procedures approved by the Parties in Writing, and shall govern for the purposes of determining conformity with the Guaranteed Quality Standards applicable thereto. Except for size and CSR, all daily results (prior to any averaging thereof), and all consolidated results utilized to determine compliance with the Guaranteed Quality Standards, will be provided by Seller to Purchasers promptly in Writing, and prior to the delivery of the applicable shipment. Purchasers shall have the right to conduct an audit of all results of such sampling, preparation, testing and analysis for the purpose of auditing Seller’s compliance with such sampling, preparation, testing and analysis procedures.

(d) If, based upon a six (6) month “rolling” average of the moisture content of Coke shipments, a material discrepancy arises between the measurement thereof as determined by Seller, and the measurement thereof by Purchasers, then the Parties shall promptly meet for the purpose of resolving such discrepancy in good faith, If the Parties are unable to resolve such discrepancy, then available sample splits from such Coke shipments shall be provided to an independent laboratory (to be mutually agreed upon by the Parties in good faith) for the purpose of determining the basis of any such discrepancy and, as applicable, recommendations for materially improving the measurement of Coke moisture content by Seller or Purchasers. Where appropriate, the Parties shall promptly implement such recommendations, unless otherwise agreed upon by them in Writing. Provided, however, the (i) preparation, testing and analysis of Coke shipments by Purchasers that give rise to any such material discrepancy shall be in accordance with ASTM Standards, or other procedures approved by the Parties in Writing, and shall not arise from Manifest Error; and (ii) in the event the implementation of any such recommendations results in increased direct cost to Seller, then ***** of that increased direct cost shall be reimbursed by Purchasers to Seller a monthly basis as an itemized charge incorporated into the special monthly final invoice set forth in Section 3.9(b).

Section 5.2 Guaranteed Quality Standards.

(a) Subject to Article IV, Coke shall conform to the Guaranteed Quality Standards set forth in Schedule 5.2. Subject to Section 5.2(b), if Coke quality exceeds or, as applicable, is less than the “threshold” Guaranteed Quality Standards (excepting moisture) based upon sampling, preparation, testing and analysis set forth in Section 5.1, then the Contract Price shall be adjusted as set forth in Schedule 5.2. In addition, Seller shall take prompt corrective measures to correct any nonconformity, and shall promptly inform Purchasers in Writing of such corrective measures.

(b) Subject to Article IV, if the quality of Coke or Third Party Supplied Coke exceeds or, as applicable, is less than the “reject” Guaranteed Quality Standards set forth in Schedule 5.2 based upon sampling, preparation, testing and analysis set forth in Section 5.1 (“Nonconforming Coke”), then Seller shall take immediate corrective measures prior to the delivery of any further Coke shipments to Purchasers, and shall promptly notify Purchasers in Writing of such corrective measures. If Nonconforming Coke is consumed or commingled with any other coke acquired by Purchasers, then Purchaser shall pay an amount per Ton for such coke equal to the sum of ***** and payment for such Nonconforming Coke shall be made in accordance with Section 3.9. However where Nonconforming Coke is not commingled with other coke acquired by any Purchaser, it may be rejected by Purchasers by means of prompt written notification thereof by Purchasers to Seller or, at Purchasers’ option, may be purchased by any of them for the Discounted Coke Price. Upon rejection of such Coke, title to such Coke shall revert to Seller and Seller shall accept all risk of loss, damage, or destruction therefore.

(c) Seller shall be required to remove from Purchasers’ facilities any Nonconforming Coke that is properly rejected by Purchasers. Seller will be responsible for all removal costs. Purchasers may require Seller to make up the corresponding shortfall pursuant to a reasonable shipment schedule to be specified by Purchasers.

Section 5.3 Changes to Quality Standards. In conjunction with the annual review of the Coal Blends by the Coal Committee, Purchasers may collectively request revisions to the Guaranteed Quality Standards. Promptly after receipt of Purchasers’ request, Seller shall enter into good faith discussions with Purchasers regarding such changes; provided, however, Seller shall not be required to make any adjustment that would have a material adverse effect on (i) Coal Blend Standards; (ii) Seller’s economic returns (including, without limitation, the operating or capital costs associated with the Coke Plant, or the “threshold” or “reject” Guaranteed Quality Standards) and/or, (iii) contracts between Seller and third parties including, without limitation, Coal purchase contracts. Any increase or decrease in costs and charges associated with any such change shall be for the account of Purchasers.

Section 5.4 Title. Seller warrants that at the time of delivery of Coke or Third Party Supplied Coke to each respective Delivery Point, it shall have good title and full right and authority to transfer such Coke or Third Party Supplied Coke to Purchasers, and that the title conveyed shall be good and its transfer shall be rightful and that such Coke or Third Party Supplied Coke shall be delivered free from any security interest or other lien or encumbrance.

Section 5.5 Exclusivity. THE WARRANTIES AND REMEDIES EXPRESSLY SET FORTH IN THIS ARTICLE V ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES AND REMEDIES, WHETHER WRITTEN OR ORAL, IMPLIED IN FACT OR IN LAW, AND WHETHER BASED ON STATUTE, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. THE WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE VI

OBLIGATIONS RELATED TO COKE SUPPLY

Section 6.1 Coke Supply and Purchase Obligation.

(a) For periods prior to the Take or Pay Term, Seller shall sell, and Purchasers shall purchase all Coke production of the Coke Plant, subject to the terms, conditions and requirements of this Agreement.

(b) Take or Pay Term. For each Contract Year transpiring during the Take or Pay Term, the Coke Supply and Purchase Obligation for the Base Case Coal Blend shall be not less than ninety eight percent (98%), nor more than one hundred two percent (102%), of five hundred fifty thousand (550,000) Tons of Coke. The Coke Supply and Purchase Obligation for Coal Blends containing volatile matter content percentages that differ from the Base Case Coal Blend shall be not less than ninety eight percent (98%) nor more than one hundred two percent (102%) of the Coke Tonnage set forth in the attached and incorporated Schedule 6.1(b).

(c) Requirements Term. For each Contract Year transpiring during the Requirements Term, Seller shall supply, and each Purchaser shall accept and pay for, Coke Tonnage in accordance with each Purchasers’ Requirements. Purchasers shall notify Seller, collectively in Writing, of each Purchasers’ Requirements on an annual basis, and at least one hundred eighty (180) calendar days prior to the commencement of the applicable Contract Year. Following such Written notification, Purchasers’ Requirements for that Contract Year shall be fixed. Provided, however, if Purchasers fail to deliver such Written notice to Seller on a timely basis, then it shall be presumed that Purchasers’ Requirements is five hundred fifty thousand (550,000) Tons of Coke.

(d) Expansion of Coke Plant. If, subsequent to the Initial Completion Date, Seller determines to expand the capacity of the Coke Plant, then Seller shall provide Purchasers Written notice of Seller’s proposed expansion, and Purchasers shall have ninety (90) calendar days following receipt of such notice to exercise a right of first refusal to purchase all or any portion of the Coke production associated with such expanded capacity up to two hundred twenty thousand (220,000) Tons of Coke (“Baseline Increased Capacity”), at the pricing, terms and conditions set forth in this Agreement. For any increase of Coke production capacity in excess of such Baseline Increased Capacity, Purchasers shall have ninety (90) calendar days following their receipt of such Written notice to exercise an option to purchase all or any portion of such additional production upon pricing, terms, and conditions to be negotiated in good faith by Seller to Purchasers.

Section 6.2 Third Party Supplied Coke. If Seller is unable to produce sufficient Coke at the Coke Plant to meet the Coke Supply and Purchase Obligation during the Take or Pay Term, or Purchasers’ Requirements during the Requirements Term, then Seller shall promptly provide Written notice of same to Purchasers and Seller shall exercise commercially reasonable efforts to obtain Third Party Supplied Coke. Third Party Supplied Coke shall comply with the Guaranteed Quality Standards. The price Purchaser shall pay for Third Party Supplied Coke Tonnage shall be the lesser of *****. Seller shall arrange for the delivery of Third Party

Supplied Coke to each Delivery Point designated by Purchasers in Writing, and shall exercise reasonable, good faith efforts to arrange for such deliveries in accordance with Purchasers’ requested Written delivery schedule. Promptly following the delivery to the appropriate Delivery Point of any Third Party Supplied Coke shipment, Seller shall deliver by facsimile transfer or electronic mail, or by such other method agreed upon by the Parties in Writing, an invoice for each such shipment to the Purchaser to which such shipment is delivered. Payment therefore shall be made in accordance with Section 3.9(b).

Section 6.3 Purchaser Obtained Coke. Seller shall promptly notify Purchasers in Writing in the event Seller reasonably believes it cannot deliver Third Party Supplied Coke pursuant to Section 6.3 hereof and the amount of projected shortfall between Third Party Supplied Coke and the Coke Supply and Purchase Obligation. If Seller does not deliver Coke or Third Party Supplied Coke to Purchasers (i) in an amount sufficient to conform to the Coke Supply and Purchase Obligation or, as applicable, Purchasers’ Requirements, then Purchasers may make commercially reasonable arrangements to acquire Purchaser Obtained Coke. If the commercially reasonable price of Purchaser Obtained Coke plus the actual, direct costs incurred by Purchasers to deliver such Purchaser Obtained Coke to each respective Delivery Point is greater than the Contract Price for equivalent Coke Tonnage, then Seller shall reimburse Purchasers for the amount of such excess. Provided however, if Commencement of Coke Production at the Coke Plant has not commenced by the Initial Completion Deadline, and production is not delayed by a Seller Force Majeure Event, then the cover price per Ton shall be based upon what the Contract Price would have been at the time of cover if the Coke Plant had commenced production, until the Commencement of Coke Production at the Coke Plant. In the event Purchasers secure Purchaser Obtained Coke, then Purchasers shall use commercially reasonable efforts to limit its use of Purchaser Obtained Coke to the time period for which Purchasers reasonably believe, based on facts and circumstances disclosed in Writing to Purchasers by Seller, that Seller will not be able to provide Coke or Third Party Supplied Coke sufficient to comply with the Coke Supply and Purchase Obligation or, as applicable, Purchasers’ Requirements.

ARTICLE VII

DELIVERY OF COKE AND THIRD PARTY SUPPLIED COKE

Section 7.1 Shipments. Subject to Section 7.3, Coke and Third Party Supplied Coke shipments shall be by rail carrier in full train shipments. Coke shall be loaded onto railcars as it is produced. Each Coke shipment shall be deemed delivered, and title to, and risk of loss of, such Coke shall, be transferred from Seller to the applicable Purchaser when the railcars transporting that Cok shipment are actually or Constructively Placed by the rail carrier at the applicable Delivery Point. Upon transfer of title of Coke and Third Party Supplied Coke to Purchasers, Purchasers shall have the right to use, resell, redirect or otherwise dispose of Coke in Purchasers’ sole discretion.

Section 7.2 Delivery Point Selection. Purchasers shall designate a representative to select the appropriate Delivery Point for each Coke shipment. Delivery Point designations shall be made on a monthly basis pursuant to a common Written delivery schedule prepared by Purchasers and delivered to Seller at least two (2) weeks prior to commencement of such month.

Purchasers shall have the right to add Delivery Points under this Agreement, provided than any new Delivery Point not located at existing plant locations of Purchasers as of the date of execution of this Agreement shall not result in the displacement of any of Seller’s then-existing obligations to supply coke supplies at such Delivery Point. Provided, however, if an additional Delivery Point is selected by Purchasers, then Purchasers must approve in Writing the corresponding transportation agreement for shipments from the Coke Plant to such Delivery Point, and the addition of any such Delivery Point as provided for herein shall be subject to such Written approval by Purchasers.

Section 7.3 Stockpiling. Seller will provide Purchasers with appropriate storage at the Coke Plant for up to ten thousand (10,000) Tons of Coke. In the event any Purchaser directs Seller to stockpile Coke, such Purchaser shall pay the Contract Price for such stockpiled Coke Tonnage, which shall be assessable following the stockpiling of such Coke, plus (i) a stocking fee of $***** per Ton of stockpiled Coke, which shall also be assessable following the stockpiling of such Coke; and (ii) a de-stocking fee equal to $***** per Ton of de-stocked Coke, which shall be assessable following Seller’s receipt of a Written directive to de-stock such stockpiled Coke and Seller’s completion of such de-stocking. Payment of such invoiced amounts shall be in accordance with Section 3.9(c). Title to Coke stockpiled under this provision shall pass to such Purchaser upon stockpiling.

Section 7.4 Seller’s Rights When Purchaser Wrongfully Refuses Delivery of Coke.

(a) If any Purchaser refuses or fails to accept any delivery of Coke or Third Party Supplied Coke and such refusal or failure is a breach of such Purchaser’s obligations under this Agreement, then (i) the moisture content of such Coke or Third Party Supplied Coke shall not be required to conform to the moisture specification set forth in the Guaranteed Quality Standards; and (ii) the risk of loss for such Coke or Third Party Supplied Coke shall pass to Purchasers upon such wrongful refusal or failure.

(b) Where any Purchaser refuses or fails to accept delivery of Coke or Third Party Supplied Coke, and such refusal or failure is a breach of such Purchaser’s obligations under this Agreement, Seller may resell the same upon Written notification by Seller to Purchaser of its intention to resell. Where such resale is made in good faith and in a commercially reasonable manner, Seller shall recover the difference between the resale price and the Contract Price together with Incidental Damages, but less expenses saved as a consequence of Purchaser’s breach. Provided, however, if (i) that Purchaser subsequently accepts such Coke or Third Party Supplied Coke for delivery prior to any resale; or (ii) Seller is unable after commercially reasonable efforts to resell such Coke or Third Party Supplied Coke, then Purchasers shall pay to Seller the Contract Price therefore.

ARTICLE VIII

CHANGES IN GOVERNMENTAL REQUIREMENTS

Section 8.1 Government Mandated Additional Expenditures.

(a) If, following the date of this Agreement, Seller determines that a change in Government Requirements may materially burden Seller’s performance of its obligations under this Agreement, Seller shall so notify Purchasers in Writing. Seller’s performance shall be materially burdened where any such Government Requirement has a material adverse impact on (i) the Guaranteed Quality Standards; (ii) the Coal Blend Standards, (iii) the Guaranteed Coke Yield Percentage; (iv) the cost of operating or maintaining the Coke Plant (including capital costs); (v) the production capacity of the Coke Plant; or (vi) Seller’s performance obligations to third parties related to coal purchasing, transportation, handling and blending contracts. Such notice shall incorporate Seller’s good faith proposals for complying with those changes in Government Requirements, including the estimated cost thereof.

(b) During the sixty (60) day calendar day period following delivery of any such notice, Seller and Purchasers shall negotiate in good faith to reach agreement as to (i) whether any such change in Government Requirements should be challenged, including the scope and manner of such challenge; and (ii) the most economical and commercially prudent methods for complying with the change in Government Requirements.

(c) If such negotiations result in agreement as to whether to challenge the Government Requirements or as to the methods for complying with the change in Government Requirements, then Seller shall promptly implement such challenge or methods as appropriate. Costs and charges associated with any such challenge (including, without limitation, attorneys’ and consultants’ fees, and fines and penalties) shall be borne equally by Seller and Purchasers. If no such agreement is reached or if such challenge is unsuccessful, then Seller shall implement commercially reasonable methods for complying with the change in Government Requirements. In connection therewith, any associated Government Mandated Additional Capital Expenditures or Government Mandated Additional Expenses shall be performed at the lowest practicable cost at the time each such cost is incurred.

Section 8.2 Government Mandated Additional Capital Expenditures. Government Mandated Additional Capital Expenditures shall have an assumed useful life equal to the greater of seven (7) years or the remainder of the Term following completion of the Government Mandated Additional Capital Expenditures. As soon as the Government Mandated Additional Capital Expenditures have been completed, the monthly cost thereof for the remaining months of the Term will be calculated in accordance with Schedule 8.2, and ***** of such costs shall be payable by Purchasers to Seller. Provided, however, if Seller incurs a Government Mandated Additional Capital Expenditure, and if the remainder of the Tern is less than seven (7) years, then Purchaser shall not be obligated to pay to Seller the unamortized balance of such Government Mandated Additional Capital Expenditure as calculated in accordance with Schedule 8.2.

Section 8.3 Payment for Government Mandated Additional Expenses. ***** of the actual cost of the Government Mandated Additional Expenses shall be invoiced to Purchasers on a monthly basis.

ARTICLE IX

FORCE MAJEURE

Section 9.1 Seller Force Majeure Event(s).

(a) Seller Force Majeure Event(s) are:

(i) acts of God, acts of the public enemy, insurrections, riots, strikes, lockouts, boycotts, picketing or other disputes or differences with workers, floods, interruptions to transportation, embargoes, acts of military authorities or other causes of a similar nature which wholly or partly prevent the production, transportation or delivery of Coke;

(ii) an outage at the Coke Plant that causes a complete or a material partial shutdown of the Coke Plant that (x) lasts longer than twenty (20) consecutive days, and (y) is due to fire, explosion or other accident not resulting from the misconduct of Seller, or urgent and unforeseen safety requirements. In the event of such a complete or material partial shutdown of the Coke Plant, the Seller Force Majeure Event shall commence on the twenty-first day following the complete or material partial shutdown of the Coke Plant; or

(iii) unavailability of sufficient quantities of Coals (including transportation therefore) utilized in any Coal Blend.

(b) Seller will provide Purchasers with prompt Written notice of the nature and probable duration of each Seller Force Majeure Event and of the extent of its effects on Seller’s performance hereunder, including, without limitation, the amount of Coke, if any, Seller will be able to deliver to Purchasers during such Seller Force Majeure Event. Seller shall be obligated to deliver to Purchaser the amount of Coke that Seller notifies Purchaser it will be able to deliver during each Seller Force Majeure Event.

(c) Seller shall use commercially reasonable efforts to attempt to limit the effects and duration of each Seller Force Majeure Event, including (as appropriate) restoring any damaged property necessary to reinstate the obligations of Seller under this Agreement, selecting alternate Coals for a Coal Blend that, in Seller’s reasonable judgment, conforms to or reasonably approximates the Coal Blend Standards, and supporting Purchasers in locating alternate sources of substitute coke Tonnage for the duration of such Seller Force Majeure Event (as set forth herein); provided nothing in this Section shall be deemed to require Seller ‘to resolve any strike or other labor dispute except on terms that are satisfactory to Seller in its sole discretion. As long as deliveries of Coke are suspended in whole or in part due to a Seller Force Majeure Event, Seller shall use commercially reasonable efforts to assist Purchasers in obtaining alternate supplies of coke up to the Coke Supply and Purchase Obligation or, as applicable, Purchasers’ Requirements. Purchasers’ obligation to purchase Coke shall be limited to that portion of the Coke Supply and Purchase Obligation or, as applicable, Purchasers’ Requirements that Seller is able to deliver to Purchasers, but in any event not in excess of that which Seller indicated that it could supply to Purchasers in Seller’s notice of Seller Force Majeure Event given pursuant to

Section 9.1(b). When Seller’s ability to deliver Coke is no longer suspended as a result of the applicable Seller Force Majeure Event, Seller’s and Purchasers’ obligations under this Agreement will be reinstated with a prorated portion of the Coke Supply and Purchase Obligation or, as applicable, Purchaser’s Requirements, while Seller was subject to the applicable Seller Force Majeure Event.

Section 9.2 Purchaser Force Majeure Event(s).

(a) Purchaser Force Majeure Event(s) are:

(i) acts of God, acts of the public enemy, insurrections, strikes, lockouts, boycotts, picketing or other disputes or differences with workers floods, interruptions, to transportation, embargoes, acts of military authorities or other causes of a similar nature which in whole or in part prevent Purchaser from being able to accept Coke from Seller; or

(ii) an outage of steel or iron making facilities that causes a complete or a material partial shutdown of one or more of the Blast Furnace(s) that (x) lasts longer than twenty (20) consecutive days, and (y) is due to fire, explosion or other accident not resulting from the misconduct of Purchaser, or urgent and unforeseen safety requirements. In the event of such a complete or material partial shutdown, the Purchaser Force Major Event shall commence on the twenty-first day following the complete or material partial shutdown thereof.

(b) The affected Purchaser will provide Seller with prompt Written notice of the nature and probable duration of each Purchaser Force Majeure Event and of the extent of its effects on such Purchaser’s performance hereunder. Provided that, during such Purchaser Force Majeure Event, the affected Purchaser shall be obligated to purchase from Seller, at the Contract Price, all Coke Tonnage that meets its requirements in excess of coke Tonnage supplied to it from coke plants operated by Purchasers or their Affiliates, and from Jewell Coke Company, L.P., so long as such purchases shall not cause Purchasers to be in default of purchase obligations under any coke supply agreement in existence as of the date of execution of this Agreement.

(c) The affected Purchaser shall use commercially reasonable efforts to attempt to limit the effects and duration of such Purchaser Force Majeure Event, including restoring any damaged property necessary to fully reinstate the obligations of Purchaser under this Agreement, provided that, nothing in this Section shall be deemed to require a Purchaser to resolve any strike or other labor dispute except on terms that are satisfactory to such Purchaser in its sole discretion. When the affected Purchaser’s ability to perform is no longer suspended as a result of Purchaser Force Majeure Event(s), such Purchasers’ and Seller’s obligations under this Agreement will be reinstated with a prorated Coke Supply and Purchase Obligation or, as applicable, Purchasers’ Requirements while such Purchaser was subject to the applicable Purchaser Force Majeure Event.

ARTICLE X

DISPUTE RESOLUTION

Section 10.1 Attempt at Resolution. Other than a claim for equitable relief, which may be brought directly to any court of proper jurisdiction, should any claim or dispute arise out of any of the provisions of this Agreement, the Parties shall first attempt in good faith to resolve such claim or dispute within thirty (30) calendar days after either Party notifies the other that a claim or dispute exists. If the Parties can not resolve any such dispute within such thirty (30) day period, either Party may invoke the provisions of Section 10.2. This provision will not limit any Party from exercising any remedy it may have under this Agreement.

Section 10.2 Interpretation and Dispute Resolution.

(a) Other than a claim for equitable relief, which may be brought to any court of competent jurisdiction, any claim or controversy between the Parties hereto arising out of or relating to this Agreement or the breach thereof which the Parties are unable to resolve pursuant to Section 10.1, shall be settled by arbitration pursuant to the terms of the United States Arbitration Act, whether or not federal jurisdiction is obtained. Notwithstanding the foregoing, the parties agree to preserve, without diminution, those remedies that any Party hereto may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is started. The Parties shall have the right to proceed in any court of appropriate jurisdiction to exercise or prosecute the following remedies, as applicable: (i) procedures for immediate relief such as a Seller’s remedies to stop goods in transit, withhold or refuse delivery, reclaim or replevy goods and resell goods, and Purchasers’ remedy of cover, or other remedy deemed reasonably appropriate by Purchasers to obtain coke supply; and (ii) procedures for obtaining equitable relief.

(b) The Parties shall attempt to agree on the selection of an arbitrator within forty-five (45) days from receipt of notice of intent to arbitrate. If the Parties cannot agree on an arbitrator then either Party may move to have the arbitrator appointed by the United States District Court for the Southern District of Ohio, Western Division. Time shall be of the essence in nomination of the arbitrator. The arbitration award by the arbitrator shall be final and binding, shall include reasonable interest at the Interest Rate, and, unless the arbitrator expressly determines them not to be appropriate, shall include costs, including reasonable attorney’s fees, together with interest at the Interest Rate. A judgment to enforce the arbitration award may be entered in any court of appropriate jurisdiction.

(c) Any arbitration hereunder shall be conducted in Cincinnati, Ohio in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

(d) Upon the date of an arbitration award, if it is determined that an amount is due from one Party to the other, then such amount will be paid to the Party to whom it is due within ten (10) days from the final settlement, or written determination of the arbitrator, as the case may be. A Party’s failure to pay any amount due or otherwise take the required actions within the required time shall be an Event of Default by such Party.

ARTICLE XI

MUTUAL UNDERTAKINGS; REPRESENTATIONS AND WARRANTIES

Section 11.1 Cooperation. The Parties each warrant that this Agreement is not inconsistent with any existing respective legal or contractual obligations of such Party, including, without limitation, any agreements between such Party and that Party’s employees or third parties (such as any collective bargaining agreement(s) by which such Party may be bound).

Section 11.2 Further Assurances. From time to time after the date hereof and without further consideration, the Parties shall each take such other action, and execute such other documents and instruments, as any Party to this Agreement may reasonably request to more effectively carry out the transactions contemplated by this Agreement.

Section 11.3 Compliance with Laws. Each of the Parties to this Agreement represents and warrants to the other that no federal or state court of competent jurisdiction or any governmental authority or agency has enacted or issued a law, rule, regulation, order, decree or ruling, or taken any other action which, in the reasonable opinion of respective counsel to each Party, restrains, joins or otherwise prohibits any of the actions contemplated hereby.

ARTICLE XII

DEFAULT AND REMEDIES

Section 12.1 Purchasers’ Events of Default. Purchasers shall be in default upon the occurrence of one or more of the following events (each a “Purchaser Default”):

(i) A Payment Default by any Purchaser, which Payment Default remains uncured for ten (10) calendar days following receipt of Written notice by Seller to the Purchasers;

(ii) If the Purchasers become Bankrupt; or

(iii) Except as provided in Sections 12.1(i) and (ii) hereof, if Purchaser otherwise fails to perform, observe, or comply with any other agreement, covenant or provision of this Agreement, and such breach (x) has not been corrected, cured or remedied within sixty (60) calendar days after Written notice of such breach has been provided by Purchasers, or (y) if such cure cannot reasonably be completed within such 60 (sixty) day period, Purchaser commences actions to effect a cure within such 60 (sixty) day period and continues to prosecute such cure with reasonable diligence thereafter, provided that any cure commenced hereunder must be completed within one hundred and twenty (120) days following the commencement of such cure.

Section 12.2 Seller’s Events of Default. Seller shall be in default upon the occurrence of one or more of the following events (each a “Seller Default”):

(i) If Seller does not, within ten (10) business days following Purchaser’s delivery of Written notice to Seller regarding Seller’s failure to deliver Coke or Third

Party Supplied Coke as required by this Agreement, commence corrective action reasonably acceptable to Purchaser to cure or remedy such failure and cure or remedy such failure within sixty (60) days;

(ii) If Seller has not met the Initial Completion Deadline;

(iii) If Seller becomes Bankrupt; or

(iv) Except as provided in Sections 12.2(i), (ii) and (iii) hereof, if Seller otherwise fails to perform, observe, or comply with any other agreement, covenant or provision of this Agreement, and such breach (x) has not been corrected, cured or remedied within sixty (60) calendar days after Written notice of such breach has been provided by Purchasers, or (y) if such cure cannot reasonably be completed within such 60 (sixty) day period, Seller commences actions to effect a cure within such 60 (sixty) day period and continues to prosecute such cure with reasonable diligence thereafter, provided that any cure commenced hereunder must be completed within. one hundred and twenty (120) days following the commencement of such cure.

Section 12.3 Pursuit of Remedies. Upon the occurrence of an Event of Default, either Party may pursue its corresponding legal remedies through the procedures set forth in Article X.

Section 12.4 Seller’s Termination for Breach. Upon the occurrence of (i) a Purchaser Default under Section 12.1(i) that is not cured by Purchasers with thirty (30) calendar days, (ii) the Purchasers become Bankrupt, or (ii) such other Purchaser Default that is not cured prior to the expiration of the cure period set forth in Section 12.1(iii), then, in addition to pursuing its remedies pursuant to Section 12.3, Seller may terminate this Agreement effective immediately upon the delivery of Written notice thereof to Purchasers. Seller’s damages upon such a termination, or upon a rejection of this Agreement by a trustee in bankruptcy, will be equal to the sum of the following (without duplication): (x) any amounts due under this Agreement as of the effective date of termination for Coke delivered but not yet paid for; (y) all reasonable costs and expenses incurred by Seller as a result of terminating this Agreement that would not have been incurred had the parties been able to continue to perform under this Agreement including, without limitation, the Fixed Cost per Ton of Coke multiplied by five hundred fifty thousand (550,000) Tons, for each Contract Year (or portion thereof) remaining in Term, less any Mitigation Proceeds as such Mitigation Proceeds are realized by Seller.

Section 12.5 Purchasers’ Termination for Breach. Upon the occurrence of a Seller Default, then, in addition to pursuing their remedies pursuant to Section 12.3, Purchasers may collectively terminate this Agreement effective immediately upon the expiration of the applicable cure period. Purchasers’ damages upon such a termination, or upon a rejection of this Agreement by a trustee in bankruptcy, will be equal to the purchase price for replacement coke for the balance of the Term, together with any commercially reasonable purchase and transportation costs incurred by Purchasers in connection therewith, plus Incidental Costs incurred by Purchasers in obtaining replacement coke supplies.

Section 12.6 Early Termination without Event of Default. Purchasers and Seller shall each have the right to terminate this Agreement effective immediately on delivery of Written notice of termination if by December 31, 2003:

(i) Seller does not receive financial and/or tax incentives from Governmental Authorities that are acceptable to Seller in its sole discretion;

(ii) Seller does not acquire the real property and related rail line easement from Norfolk Southern’s and/or its affiliate(s) sufficient (in the judgment of Seller) to develop the Coke Plant; Seller and Norfolk Southern do not enter into transportation agreements for all coke shipments originating from the Coke Plant to Purchasers’ current Delivery Points (following the approval thereof by Purchasers); Seller and Norfolk Southern do not enter into a coal handling agreement for the storage, handling and blending of Coals to be delivered to the Coke Plant; and Seller’s affiliate (Jewell Smokeless Coal Corporation) and Norfolk Southern do not enter into transportation agreements for all coke shipments originating from the Vansant coke plant to Purchasers; and

(iii) the board of directors of each of the Parties and, as required, the parent corporations of each Party, hereto have not approved this Agreement and the “Amended and Restated Coke Supply Agreement” by and between Purchasers and Jewell Coke Company, L.P.

Section 12.7 No Release of Accrued Obligations. No termination of this Agreement shall release either Party from any obligations (including those arising out of a breach of this Agreement) that may have accrued under this Agreement prior to such termination.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Section 13.1 Seller’s Indemnification of Purchaser for Infringement. Seller shall indemnify, defend and hold Purchasers, their Affiliates and their successors and assigns, officers, directors, employees and agents harmless from any and all actions, causes of action, claims, demands, costs, liabilities, expenses and damages (including, without limitation, reasonable attorney’s fees and costs) incurred by any of them as a result of the design, construction or operation of the Coke Plant infringing in whole or in part any copyright, patent, trade secret, or other proprietary right held by any third party.

Section 13.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in Writing. Except for invoices, such communications shall be addressed and directed to the Parties listed below as follows, or to such other address or recipient for a Party as may be hereafter notified by such Party hereunder:

If to Seller to:	If to Purchasers, to:

SUN COKE COMPANY Landmark Center, Suite N-600	Paul E. DeMarco ISG Cleveland Inc.

1111 Northshore Drive Knoxville, TN 37919 Attention: Senior Vice President, Operations FAX: (865) 558-3280 Confirm: (865) 558-0300	Iron Producing Department 3430 Campbell Road Cleveland, Ohio 44105 FAX: (216) 429-6824 Confirm: (216) 429-7564

with copies to:	with copies to:

SUN COKE COMPANY Landmark Center, Suite N-600 1111 North Shore Drive Knoxville, TN 37919 Attention: General Counsel FAX: (865) 558-3280 Confirm: (865) 558-0300

Jack Finlayson

ISG Indiana Harbor Inc.

Iron Producing Department

3001 Dickey Road

East Chicago, Indiana 46312

FAX: (219) 391-3349

Confirm: (219) 391-2670

Ted Youmans

ISG Sparrows Point Inc.

Iron Producing Department

5111 North Point Boulevard

Sparrows Point, MD 21219-1014

FAX: (410) 388-4910

Confirm (410) 388-4424

Section 13.3 No Consequential or Exemplary Damages. NEITHER SELLER NOR PURCHASERS NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES FOR BREACH OF ANY WARRANTY OR OTHERWISE.

Section 13.4 Governing Law. This Agreement shall be construed in accordance with and governed by, the laws of the State of Ohio without regard to its conflicts of law provisions, and the rights and remedies of the Parties hereunder will be determined in accordance with such laws.

Section 13.5 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions of this Agreement.

Section 13.6 Entire Agreement. This Agreement, including Appendix A, the Schedules attached hereto and the Confidentiality Agreement, constitutes the entire agreement among the Parties concerning the subject matter hereof and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the Parties regarding the transactions contemplated by, and the subject matter of, this Agreement. The provisions of this Agreement shall not be reformed, altered, or modified in any way by any practice or course of dealing prior to or during the term of the Agreement, and can only be reformed, altered, or modified by a Writing signed by authorized representatives of the Parties. The Parties specifically acknowledge that they have not been induced to enter into this Agreement by any representation, stipulation, warranty, agreement, or understanding of any kind other than as expressed in this Agreement.

Section 13.7 Survival. The obligations of the Parties pursuant to Article X, Sections 8.2, 12.3, 12.4, 12.5, 13.1, 13.2, 13.3, 13.4 and 13.5 shall survive the termination of this Agreement.

Section 13.8 Captions. The captions and headings in this Agreement are for convenience of reference purposes only and have no legal force or effect. Such captions and headings shall not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

Section 13.9 Construction of Agreement. This Agreement shall be construed as a contract of purchase and sale of goods.

Section 13.10 Independent Contractor. Neither Party to this Agreement is the partner, legal representative or agent of the other, nor shall either Party have the right or authority to assume, create or incur any liability or any obligation of any kind implied, against or in the name or on behalf of the other.

Section 13.11 Waivers and Remedies. The failure of either Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect. Except as otherwise expressly limited in this Agreement, all remedies under this Agreement shall be cumulative and in addition to every other remedy provided for herein or by law.

Section 13.12 Assignability. Neither Purchasers nor Seller shall Assign any of its rights or obligations under this Agreement without the prior Written consent of the other. Such consent shall not be unreasonably withheld or delayed.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

HAVERHILL COKE COMPANY, L.P.			ISG CLEVELAND

By:	/s/ Dale N. Walker		By:	/s/ V. John Goodwin
	Name:	Dale N. Walker		Name:	V. John Goodwin
	Title:	Vice President		Title:	Chief Operating Officer

ISG INDIANA HARBOR			ISG SPARROWS POINT

By:	/s/ V. John Goodwin		By:	/s/ V. John Goodwin
	Name:	V. John Goodwin		Name:	V. John Goodwin
	Title:	Chief Operating Officer		Title:	Chief Operating Officer

APPENDIX A

Definitions

The definitions of certain capitalized terms are as follows:

“Affiliate” means as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” is the Coke Purchase Agreement between the Parties dated October 28, 2003, together with all Written amendments, revisions and modifications hereof made pursuant to Section 13.6.

“Assign/Assignment” means, as applicable, the sale, lease, transfer or voluntarily disposal of all or a substantial portion of the assets of Seller or Purchasers.

“ASTM Standards” means procedures and standards adopted or approved by the American Society for Testing and Materials.

“Bankrupt” means, with respect to any Person:

(a) such Person applying for or consenting to the appointment of or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property;

(b) such Person making a general assignment for the benefit of its creditors;

(c) such Person commencing a voluntary case under the Bankruptcy Code (as now or hereafter in effect);

(d) such Person filing a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts;

(e) such Person taking any action for the purpose of effecting any of the foregoing; or

(f) such Person is a defendant, respondent, alleged debtor, or has otherwise had commenced against it, in any court of competent jurisdiction, a proceeding or case under the Bankruptcy Code or a case seeking

(i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts;

(ii) the appointment of a trustee, receiver, custodian, liquidator or the like, of such Person or of all or any substantial part of its property; or

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(iii) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more calendar days; or an order for relief against such Person shall be entered in a case under the Bankruptcy Code.

“Base Case Coal Blend” means a Coal Blend having a volatile matter content of *****% and a moisture content of *****%.

“Baseline Increased Capacity” has the meaning set forth in Section 6.1(d).

“Breeze” means material that is screened when Seller screens for *****Coke.

“By-Products” means all output of the Coke Plant excluding blast furnace coke, but including breeze, nut coke, waste heat, and products from such waste heat.

“Coal(s)” are metallurgical coking coals and/or “green” petroleum coke that are reliable and readily available for use in the Coal Blend or any Interim Coal Blend.

“Coal Blend” means a particular blend of not more than ***** Coals plus “green” petroleum coke (not to exceed ***** of the total Coal Blend) that is being used or may be used to produce Coke, including the original coal blend selected by the Coal Committee, each new coal blend selected by the Coal Committee, and as applicable, any coal blend utilized independently by Seller. In the case of coal blends selected by the Coal Committee, the actual percentage of each Coal comprising such coal blend shall be blended to within ***** of the Coal Blend composition selected by the Coal Committee.

“Coal Blend Standards” are the standards for selecting the Coal Blends. Those standards require that Coal Blends that (i) consist of coals having a minimum PSI of ***** that are reliable and readily available for use at the Coke Plant; (ii) actually produce Coke that will reasonably conform to existing or proposed (as applicable) “typical” Guaranteed Quality Standards set forth in Schedule 5.2; (iii) have a volatile matter component of not less than ***** and not more than *****; and (iv) allow for safe, reliable and efficient operation of the Coke Plant,

“Coal Costs” are costs, expenses and expenditures, including taxes, related to (i) sampling, testing, selecting, purchasing, storing, handling, transporting, and delivering the Coals to the coal unloading facility at the Coke Plant, and (ii) the Third Party Consultant. Coal Costs do not include overhead or administrative costs of Seller or its Affiliates.

“Coal Cost per Ton of Coke” has the meaning set forth in Section 3.5.

“Coal Committee” is a committee having the authority set forth in Section 4.1.

“Coal Handling Losses” are losses associated with the storage and handling of the Coals, shall be deemed to equal *****, and shall be determined in the manner set forth in Section 3.5(a).

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“Coke” means blast furnace coke that is produced at the Coke Plant or, as applicable, coke that is a blend of such coke with Third Party Supplied Coke, and that Seller delivers to Purchasers pursuant to this Agreement and that (i) conforms to the Guaranteed Quality Standards or (ii) that does not conform to the Guaranteed Quality Standards, but in any case is not rejected or is accepted by Purchasers. Coke does not include any By-Products.

“Coke Plant” means the cokemaking plant and related facilities and equipment to be constructed at Haverhill, Ohio and to be owned and operated by Seller based upon heat recovery technology that is proprietary to Seller and Seller’s Affiliates.

“Coke Supply and Purchase Obligation” is the Tonnage of Coke or Third Party Supplied Coke that Seller is obligated to deliver to Purchasers, and the Tonnage of Coke and Third Party Supplied Coke that Purchasers are jointly and severally obligated to accept and purchase from Seller, or actually accept from Seller, during the Take or Pay Term as set forth in Section 6.1(b).

“Commencement of Coke Production” is the first date upon which Coke is produced at the Coke Plant consistent with the Guaranteed Quality Standards. For purposes of this Agreement, Commencement of Coke Production may, but need not, coincide with the Full Production Date.

“Constructively Placed” refers the placement by Norfolk Southern or another rail carrier (as applicable) of a Coke shipment or any portion thereof at a location other than a Delivery Point, which results from an inability or unwillingness by Purchasers to receive or unload such shipment or portion thereof at such Delivery Point.

“Contract Price” has the meaning set forth in Section 3.1.

“Contract Year(s)” means each complete year transpiring during the Term, commencing as of the Full Production Date.

“Delivery Point” shall mean the physical plant location(s) designated by the Purchasers for receipt of Coke from Norfolk Southern under this Agreement, as such Delivery Points may be revised from time to time.

“Discounted Coke Price” has the meaning set forth in Section 5.2(b). “Fixed Cost per Ton of Coke” has the meaning set forth in Section 3.3.

“Full Production Date” means the first day of the calendar month following the date Seller notifies Purchaser in Writing that the Coke Plant has demonstrated the commercial capability of producing Coke at an annual rate of five hundred fifty thousand (550,000) tons using the Base Coal Blend.

“GAAP” means generally accepted accounting principles, consistently applied.

“Government Mandated Additional Capital Expenditures” means capital expenditures affecting the Coke Plant for which an equally reliable and safe non-capital expenditure alternative that by itself is not reasonably available and economically feasible and which are required due to changes in Governmental Requirements made after the date of this Agreement (or with respect to compliance standards, not reasonably ascertainable as of the date of this Agreement).

“Government Mandated Additional Expenses” means operating or maintenance expenses affecting the Coke Plant, as well as all economic impacts other than those that require additional capital, which are required due to changes in Governmental Requirements made after the date of this Agreement (or with respect to compliance standards, not reasonably ascertainable as of the date of this Agreement).

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“Government Mandated Additional Expenditures” means, collectively, Government Mandated Additional Capital Expenditures and Government Mandated Additional Expenses.

“Governmental Authority(ies)” means any nation or government(s), any state or other political subdivision(s) thereof and any entity(ies) exercising executive, legislative, judicial, regulatory or administrative functions having or pertaining to government.

“Governmental Requirements” means any applicable law, regulation and regulatory order (and any official interpretations thereof) of any applicable Governmental Authority, and any current, reasonably ascertainable future standard, relating to environmental compliance by Seller with respect to Coke Plant operations unless resulting from Seller’s misconduct in the operation of the Coke Plant.

“Guaranteed Coke Yield Percentage” has the meaning set forth in Section 3.5(c).

“Guaranteed Quality Standards” are the guaranteed quality parameters for Coke and for Third Party Supplied Coke set forth in Schedule 5.2.

“Incidental Damages” are incidental damages allowed under Ohio Revised Code Section 1302.84, or as allowed pursuant to any amendment or recodification thereof Such damages specifically include, without limitation, commercially reasonable storage and rescreening costs, and degradation and handling losses, incurred by Seller in connection with stockpiling of Coke or Third Party Supplied Coke.

“Initial Completion Deadline” means the earlier of (i) the Full Production Date; or (ii) twenty-four (24) months following commencement of construction of the Coke Plant.

“Interest Rate” means an interest rate equal to ***** above the rate announced by Chase Manhattan Bank as its prime rate at the date of accrual of the late payment.

“Manifest Error” means an arithmetical error that is readily apparent.

“Mitigation Proceeds” means any (positive) difference between (i) $***** per Ton of Coke sold to third parties plus the sum of (w) net sales proceeds arising from such third party sales and (x) any costs and expenses saved by Seller in connection therewith; less (ii) Incidental Damages incurred by Seller in connection with such third party sales plus the sum of (y) the Contract Price multiplied by (z) Coke Tonnage sold to such third parties.

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“Moisture Adjusted Coal Blend Tonnage” has the meaning set forth in Section 3.5(a). “Nonconforming Coke” has the meaning set forth in Section 5.2(b).

“Norfolk Southern” has the meaning set forth in Section 3.2.

“Parties” means Purchasers and the Seller.

“Party” means either Purchasers or Seller, depending upon the context in which the term is used.

“Payment Default” means any failure by Purchaser to pay Seller in accordance with Sections 3.9, 5.1(d) or 7.3.

“Person” means and includes any individual, firm, corporation, partnership, limited liability corporation, association, trust or other enterprise or any government or political subdivision or agency, department or instrumentality thereof.

“Position Notice” has the meaning set forth in Section 4.2(b)(i).

“Purchaser” means as applicable, ISG Cleveland Inc., a Delaware corporation, ISG Indiana Harbor Inc., a Delaware corporation or ISG Sparrows Point Inc., a Delaware corporation.

“Purchasers” means, collectively, ISG Cleveland Inc., a Delaware corporation, ISG Indiana Harbor Inc., a Delaware corporation and ISG Sparrows Point Inc., a Delaware corporation.

“Purchaser Default” has the meaning set forth in Section 12.1.

“Purchaser Force Majeure Event(s)” has the meaning set forth in Section 9.2.

“Purchaser Obtained Coke” means coke obtained by Purchasers that is required by Purchasers to operate the Blast Furnace(s) in the ordinary course of business up to any shortfall in Seller’s delivery of Coke and Third Party Supplied Coke relative to the Coke Supply and Purchase Obligation or, as applicable, Purchasers’ Requirements.

“Purchasers’ Requirements” means, for each Contract Year transpiring during the Requirements Term, the coke Tonnage requirements of Purchasers and their Affiliates in excess of the sum of 2.3 million Tons of coke, plus the coke supply from Jewell Coke Company, L.P. Provided, however, such requirements under this Agreement shall not exceed five hundred fifty thousand (550,000) Tons of Coke (unless otherwise adjusted pursuant to Section 6.1(d)).

“Requirements Term” has the meaning set forth in Section 2.2.

“Section 29 Credits” has the meaning set forth in Section 3.11.

“Section(s)” are the sections and subsections of the Articles contained in this Agreement. “Seller” means Haverhill North Coke Company, a Delaware corporation.

“Seller Default” has the meaning set forth in Section 12.1.

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“Seller Force Majeure Event(s)” has the meaning set forth in Section 9.1.

“Take or Pay Term” has the meaning set forth in Section 2.1.

“Taxes” means any tax imposed by any Governmental Authority in the form of sales, use, excise, value added, environmental, gross receipts or franchise tax (except for property taxes related to the Coke Plant or taxes based on or measured by the net income or net worth of Seller), state and local product tax, state and local inspection fees, or similar taxes, assessments, or fees imposed with respect to the sale or purchase of coke pursuant to this Agreement. If the purchase of any Coke by any Purchaser is exempt from sales or use tax, that Purchaser shall furnish Seller with a valid exemption certificate in form and content reasonably acceptable to Seller. In the event any exemption is subsequently denied by any Governmental Authority, and as a result Seller is assessed for such sales or use tax, then Purchasers shall reimburse Seller for such taxes including all interest and penalties associated therewith.

“Term” refers, collectively, to the Take or Pay Term and the Requirements Term. “Third Party Consultant” has the meaning set forth in Section 4.2(b)(i).

“Third Party Supplied Coke” means coke obtained from sources other than Seller, and includes coke obtained from Seller’s Affiliates.

“Ton” or “Tonnage” means a “short” ton of two thousand (2,000) pounds of Coal or Coke, as the case may be.

“Transportation Costs” has the meaning set forth in Section 3.6.

“Variable Cost Index” means the percentage increase or decrease in the “Iron and steel mills and ferroalloy production: Average Weekly Earnings of Production Workers” during the proceeding Contract Year published by the Bureau of Labor Statistics, If that information is not available at the beginning of the subsequent Contract Year, the Variable Cost per Ton for such Contract Year shall initially be based upon the rate of increase for the prior Contract Year and shall be reduced or increased, as the case may be, once that information becomes available.

“Variable Cost per Ton of Coke” has the meaning set forth in Section 3.4.

“Written” or “in Writing” means any form of written communication or a communication by means of e-mail, telex, telecopier device, telegraph or cable, overnight courier, or registered or certified mail (postage prepaid and return receipt requested), and shall be deemed to have been duly given or made upon receipt, or in the case of any electronic transmission, when confirmation of receipt is obtained.

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Schedule 5.2

Guaranteed Quality Standards

	Mean[1]	Threshold for Quality Adjustment[2]	Price Adjustment	Reject Standards[3]
Moisture (%)	*****%	*****%	*****	*****%
Sulfur (%) (dry basis)	*****%	*****%	$*****%	*****%
Ash (%) (dry basis)	*****%	*****%	$*****%	*****%
V.M.(%) (dry basis)	*****%	*****%	$*****%	*****%
Stability	*****	*****	$*****	*****
CSR	*****	*****	*****	*****
Ash Mineral Analysis	*****	*****	*****	*****
Size	*****	*****%*****	$*****%	*****%*****

(1)	Following the end of the second Contract Year, the “Mean” for sulfur, ash, V.M., stability and CSR shall be the arithmetic mean analysis therefor based upon the sampling, preparation, testing and analysis therefore performed during the first two (2) Contract Years.
(2)	Following the end of the second Contract Year, the “Threshold for Quality Adjustment” for moisture, sulfur, ash, V.M. and stability shall be ***** Standard Deviations. Each “Standard Deviation” is one standard deviation from the arithmetic mean analysis for moisture, sulfur, ash, V.M. and stability based upon the testing, preparation, and analysis therefor performed during the first two (2) Contract Years. Seller shall promptly deliver a revised Schedule 5.2 to Purchasers upon the determination of the revised “threshold” and “reject” standards (described below), at which point the revised schedule shall take effect absent Manifest Error. Provided, however, in no event shall and “Threshold for Quality Adjustment” standards be increased or, as applicable, be decreased to the detriment of Purchasers. For purpose of the foregoing calculations, the Coke shipment database shall be used to determine the Standard Deviations.
(3)	Following the end of the second Contract Year, the “Reject” standards for moisture, sulfur, ash, V.M. and stability shall be ***** Standard Deviations. Provided, however, in no event shall the “Reject” standards be increased or, as applicable, be decreased to the detriment of Purchasers. For purpose of the foregoing calculations, the Coke shipment database shall be used to determine the Standard Deviations.

Schedule 6.1(b)

Coke Supply and Purchase Obligation

Coal Blend Volatile Matter (dry basis)	*	****	*	****	*	****	*	****	*	****	*	****	*	****	*	****	*	****
Coke Tonnage	*	****	*	****	*	****	*	****	*	****	*	****	*	****	*	****	*	****

Schedule 8.2

Government Mandated Additional Capital Expenditures (Example)

Full Production Date		05/31/05
End of Term		05/31/20
Completion Date for Government Mandated
Additional Capital Expenditures		05/31/14
Number of Years Remaining the Term		6.00
Amortization Period *****		*****
Interest Rate (pre-tax)		*****	%
Cost of Applicable Government Mandated Additional Capital Expenditure
Monthly Amortization Payable by Purchasers to Seller
(based on 50% of the total expenditure)	$	*****
Unamortized Balance at End of Initial Term
(not payable by Purchasers)	$	*****